Exhibit 5

Date: September 26, 2019

Eltek Ltd.
20 Ben Zion Gellis Street
Sgoola Industrial Zone
Petah Tikva 4927920, Israel

Re:	Eltek Ltd.

Ladies and Gentlemen:

As Israeli counsel to Eltek Ltd., a company organized under the laws of the State of Israel (the “Company”), we refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of the Company, relating to 500,000 Ordinary Shares, NIS 3.00 nominal value per share, of the Company (the “Shares”), issuable upon the exercise of options previously granted or to be granted in the future under the Company’s 2018 Share Incentive Plan (the “Plan”).

We are members of the Israel Bar and express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In rendering this opinion on the matters hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as we have deemed necessary or appropriate for the purpose of our opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance under the Plan and, when paid for and issued in accordance with the terms of the Plan and the grants thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Amit, Pollak, Matalon & Co., Advocates Amit, Pollak, Matalon & Co., Advocates